EXHIBIT 5(B)

                                               WILSHIRE TARGET FUNDS
                                             Providence, Rhode Island


                                                            June 8, 1998


Wilshire Associates Incorporated
1299 Ocean Avenue
Santa Monica, CA 90401-1085

Ladies and Gentlemen:

         This will confirm our agreement that the Investment Advisory Agreement between us dated July 11, 1996 is amended by adding the Wilshire 5000 Index Portfolio as a Series thereunder. The annual fee for this Series will be .50% of average daily net assets. The Reapproval Date and Reapproval Day for this Series will be May 31, 2000 and May 31, respectively.

         In all other respects, the Investment Advisory Agreement will remain in full force and effect. Please sign this letter below to confirm your agreement with this amendment.

                                                  Very truly yours,

                                                  /s/ Michael J. Napoli, Jr.
                                                  Michael J. Napoli, Jr.
                                                  Vice-President





AGREED:

WILSHIRE ASSOCIATES INCORPORATED


By: /s/ Thomas D. Stevens
       Thomas D. Stevens
       President